Exhibit 10.1

May 22, 2013

Fossil, Inc.

Attn: Kosta N. Kartsotis

901 S. Central Expressway
Richardson, Texas 75080

Re:                             Acceptance to Serve as an Advisory Director and Election to Decline Participation in the Fossil, Inc. 2008 Long-Term Incentive Plan

Dear Kosta:

This letter is to serve as my acceptance of the position as “Advisory Director” to Fossil, Inc. (the “Company”) for a term of one (1) year, to expire on the date of the Annual Meeting of Stockholders in 2014.

I understand that by serving as an Advisory Director, I will remain an “outside director” for purposes of the Fossil, Inc. 2008 Long-Term Incentive Plan (the “2008 Plan”) and a “nonemployee director” for purposes of the Fossil, Inc. 1993 Stock Option Plan (the “1993 Plan”), and that I have not suffered a termination of service for purposes of the 2008 Plan and 1993 Plan.  In addition, I understand that all of the outstanding stock options granted to me, as of the date hereof, will continue to remain in effect as the option agreements are written.

Lastly, this letter serves as my election to decline participation in the 2008 Plan.  I understand and agree that by declining to participate in the 2008 Plan I shall not be entitled to any further annual automatic director grants made pursuant to the 2008 Plan that would otherwise be available to me as an outside director of the Company.

Sincerely,

/s/ Michael Steinberg
Michael Steinberg

Accepted:

/s/ Kosta N. Kartsotis
By:	Kosta N. Kartsotis
Title:	Chairman and Chief Executive Officer